  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2010

Commission file number 000-51384

InterMetro Communications, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0476779
(State of Incorporation)	(IRS Employer Identification No.)

2685 Park Center Drive, Building A,
Simi Valley, California 93065
(Address of Principal Executive Offices) (Zip Code)

(805) 433-8000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 29, 2010, to be effective as of April 30, 2010, InterMetro Communications, Inc., and its subsidiaries (the "Company"), on the one hand, and Moriah Capital, L.P. ("Moriah"), on the other hand, entered into Amendment No. 6 (“Amendment No. 6”) to the Loan and Security Agreement between the Company and Moriah dated April 30, 2008, as amended (the “Agreement”), providing for, among other things, an extension of the maturity date of the Company’s indebtedness under the Agreement, and for the issuance by the Company of certain warrants to purchase the Company’s common stock, and containing other agreements of the Company and Moriah as discussed below.

As of October 5, 2010, pursuant to the Agreement, the Company has outstanding indebtedness in an aggregate amount of $2,250,000. The Company's obligations under the Agreement are secured by all of the assets of the Company, including but not limited to accounts receivable; provided, however, that Moriah's lien on the collateral other than accounts receivable (as such terms are defined in the Agreement) are subject to the prior lien of the holders of the Company's other outstanding secured notes. The Agreement includes covenants that the Company must maintain, including financial covenants pertaining to cash flow coverage of interest and fixed charges, limitations on the ratio of debt to cash flow and limitations on the amount of current liabilities.

Pursuant to Amendment No. 6, the maturity date of indebtedness under the Agreement has been extended to March 30, 2011.  In addition the Company agreed to make regular principal reductions that will permanently reduce the maximum amount borrowed to $1,450,000 by  December 31, 2010.   Interest on the loans accrues at an annual rate of 15%, and shall be payable in arrears prior to the maturity date, on the first business day of each calendar month, and in full on March 30, 2011.

Except as amended by Amendment No. 6, the Agreement remains in full force and effect.

Pursuant to the Agreement, as previously amended, the Company had issued to Moriah Warrants #1 - #6 to purchase a total of 9,000,000 shares of the Company's common stock, 6,000,000 of which have an exercise price of $0.05 and 3,000,000 of which have an exercise price of $0.01 and which collectively expire on various dates between April 30, 2015 and February 28, 2017.   The Company had also previously granted Moriah an option, as part of the Agreement, pursuant to which Moriah could sell the 2,000,000 shares subject to Warrant #1 back to the Company for $437,500.   The Company, as part of Amendment No. 6, has now issued to Moriah an additional warrant (Warrant #8) to purchase 1,500,000 shares of common stock with an exercise price of $0.01 and a term of seven years, which, in combination with the aforementioned Warrant #1 (exercisable for a total of 3,500,000 shares) may now be sold back to the Company for $437,500 between July 1, 2011 and July 30, 2011.  In addition, as part of Amendment No. 6, the Company issued to Moriah a warrant (Warrant #7) to purchase 2,000,000 shares of the Company's common stock with an exercise price of $0.01 and a term of seven years and also granted Moriah an option to sell this warrant (Warrant #7) back to the Company for $280,000 between July 1, 2011 and July 30, 2011.

In addition to the foregoing, in connection with Amendment No. 6, the Company, Moriah and the Company's other secured lenders under its Loan and Security Agreement dated January 16, 2008, as amended and restated (the “2008 Loan Agreement”) and its Short-Term Loan and Security Agreement dated June 12, 2009, as amended and restated (the “2009 Bridge Loan Agreement”), entered into an amendment to the intercreditor agreement among the various secured lenders which governs the administration of the collateral pledged under the Agreement and provides for lien priorities among the various lenders with respect to the collateral.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 3.02.  Unregistered Sales of Equity Securities.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERMETRO COMMUNICATIONS, INC.

Dated: October 12, 2010	By:	\s\ David Olert Chief Financial Officer
(Principal Accounting Officer)